As filed with the Securities and Exchange Commission on November 5, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESSENT GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Essent Group Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 297-9901

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2013 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

The Corporation Trust Company

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Michael Groll Michael Katz Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Mary Lourdes Gibbons Senior Vice President, Chief Legal Officer and Assistant Secretary Essent Group Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda (441) 297-9901

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $.015 per share	14,700,000(2)	$21.20(3)	$311,640,000	$40,139.23

(1)         Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 filed by Essent Group Ltd. (the “Registrant”) also registers such additional common shares, par value $0.015 per share, as may be offered or issued under the 2013 Long-Term Incentive (the “2013 Plan”) to prevent dilution from share splits, share dividends, recapitalizations, or other similar transactions effected without receipt of consideration that increases the number of Registrant’s outstanding common shares or common shares issuable pursuant to awards granted under the 2013 Plan.

(2)         Represents the maximum number of common shares reserved for issuance under the 2013 Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization).

(3)         Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee based on $21.20 per share, which was the average of the high and low prices of the Registrant’s common shares on October 31, 2013 as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are omitted from this Registration Statement and have been or will be sent or given to participating employees as specified in Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  In accordance with the rules and regulations of the United States Securities Exchange Commission (the “Commission”), such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

(a)   the Registrant’s prospectus filed with the Commission on November 1, 2013, pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191193); and

(b)   the description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191193), as incorporated by reference in the Company’s Registration Statement filed on Form 8-A filed with the Commission on October 28, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Unless expressly incorporated into this Registration Statement, documents or information “furnished” and not “filed” in accordance with applicable securities laws and regulations prior to or subsequent to the date hereof shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty.  The Registrant’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.  Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director.

Insurance. The Registrant maintains directors’ and officers’ liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements.  The Registrant has entered into agreements to indemnify its directors and officers. These agreements provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in the Registrant’s right, arising out of such person’s services as the Registrant’s director or officer, any of the Registrant’s subsidiaries or any other company or enterprise to which the person provided services at the Registrant’s request.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The list of exhibits is set forth under “Index To Exhibits” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.         Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Pennsylvania on the 5th day of November, 2013.

ESSENT GROUP LTD.

By:	/s/ Mark A. Casale
Mark A. Casale
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant designates each of Mark Casale, Lawrence E. McAlee, Adolfo Marzol and Mary Lourdes Gibbons, with the power of substitution, as the undersigned’s true and lawful attorney-in-fact for the purpose of: (i) executing in the undersigned’s name and on the undersigned’s behalf the Registrant’s Registration Statement on Form S-8 and any related documents (including post-effective amendments); (ii) generally doing all things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as a director to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission; and (iii) ratifying and confirming the undersigned’s signature as it may be signed by the attorney-in-fact to this Registration Statement and any related amendments (including post-effective amendments).

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark A. Casale	President, Chief Executive Officer and Director	November 5, 2013
Mark A. Casale	(Principal Executive Officer)

/s/ Lawrence E. McAlee	Senior Vice President and Chief Financial Officer	November 5, 2013
Lawrence E. McAlee	(Principal Financial Officer)

/s/ David Weinstock	Vice President and Chief Accounting Officer	November 5, 2013
David Weinstock	(Principal Accounting Officer)

/s/ William Spiegel	Director	November 5, 2013
William Spiegel

/s/ Robert Glanville	Director	November 5, 2013
Robert Glanville

/s/ Allan Levine	Director	October 29, 2013
Allan Levine

/s/ Andrew Turnbull	Director	October 29, 2013
Andrew Turnbull

/s/ Aditya Dutt	Director	November 5, 2013
Aditya Dutt

/s/ Vipul Tandon	Director	October 29, 2013
Vipul Tandon

/s/ Roy J. Kasmar	Director	October 26, 2013
Roy J. Kasmar

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
5.1	Opinion of Conyers Dill & Pearman Limited

23.1	Consent of Conyers Dill & Pearman Limited (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191193))